Filed Pursuant to Rule 424(b)(5)
Registration No. 333-180141

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 10, 2012.

PROSPECTUS SUPPLEMENT (TO PROSPECTUS DATED APRIL 9, 2012)

3,500,000 Shares

Common Stock

$         per share

We are offering 3,500,000 shares of our common stock, $0.001 par value per share, in this offering.

Our common stock is traded on the NASDAQ Global Market under the symbol “PKT.” On April 9, 2012, the last reported sale price of our common stock on the NASDAQ Global Market was $23.81 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page S-12.

	Per share	Total
Public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds, before expenses, to us	$	$

These securities are not deposits, savings accounts, or other obligations of any bank or savings association and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

We have granted the underwriters an option for a period of 30 days to purchase up to an additional 525,000 shares of our common stock solely to cover over-allotments.

Delivery of the securities offered hereby is expected to be made on or about                    , 2012.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Stifel Nicolaus Weisel

Sole Book-Running Manager

William Blair & Company

Co-Lead Manager

Pacific Crest Securities	Raymond James	Sterne Agee

The date of this prospectus supplement is                     , 2012.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the common stock offering and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and accompanying prospectus. The second part, the accompanying prospectus dated April 9, 2012, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date — for example, a document incorporated by reference into the accompanying prospectus — the statement in the document having the later date modifies or supersedes the earlier statement.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference herein were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. We have not authorized, and the underwriters have not authorized, anyone to provide you with information that is different. The information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the respective dates thereof, regardless of the time of delivery of this prospectus supplement, the accompanying prospectus or free writing prospectus, if any, or of any sale of our common stock. It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering in making your investment decision. You should also read and consider the information in the documents to which we have referred you in the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offering of the common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement and the accompanying prospectus must inform themselves about, and observe any restrictions relating to, the offering of the common stock and the distribution of this prospectus supplement and the accompanying prospectus outside the United States. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any shares of our common stock offered by this prospectus supplement and the accompanying prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

S-ii

Unless otherwise stated, all references in this prospectus supplement to “we,” “us,” “our,” “Procera,” the “Company” and similar designations refer to Procera Networks, Inc. and our subsidiaries. This prospectus supplement and the accompanying prospectus contain trademarks and trade names of Procera Networks, Inc., including our name and logo. Other service marks, trademarks and trade names included in or incorporated into this prospectus supplement and the accompanying prospectus are the property of their respective owners. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the underwriters’ over-allotment option.

S-iii

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents that we incorporate by reference herein and therein, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, guidance, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risks, uncertainties and other factors described herein, including under the section captioned “Risk Factors” beginning on page S-12 of this prospectus supplement. Such forward-looking statements include, but are not limited to, statements about our:

•	strategy;

•	revenue expectations and guidance;

•	operations; and

•	product development.

You should read this prospectus supplement and the accompanying prospectus, the documents that we incorporate by reference herein and therein and have filed as exhibits to the registration statement of which this prospectus is a part, and any free writing prospectus that we have authorized for use in connection with this offering, completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risks, uncertainties and other factors described herein could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference herein and therein. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read this entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section contained in this prospectus supplement and our consolidated financial statements and the related notes and the other documents incorporated by reference herein.

Procera Networks, Inc.

Our Company

We are a leading provider of Intelligent Policy Enforcement, or IPE, solutions that enable mobile and broadband network operators and entities managing private networks, including higher education institutions, businesses and government entities (collectively referred to as network operators), to gain enhanced visibility into, and control of, their networks. Our solutions provide granular network intelligence intended to enable network operators to improve the quality and longevity of their networks, better monetize their network infrastructure investments, control security hazards and create, commercialize and deploy new applications and personalized services for their users. We believe that the intelligence we provide about users and their usage enables qualified business decisions. Our network operator customers include mobile service providers, broadband service providers, cable multiple system operators, or MSOs, Internet Service Providers, or ISPs, educational institutions, enterprises and government agencies.

Our IPE solutions are part of the high-growth market for mobile packet and broadband core products. According to Infonetics Research, the market for IPE products is expected to grow from $344 million in 2010 to $2.1 billion in 2015, a compound annual growth rate, or CAGR, of 43%. Our bundled products deliver a solution that is a key element of the mobile packet and broadband core ecosystems. Our solutions are often integrated with additional elements in the mobile packet and broadband core including Policy Management, Charging and Network Monitoring, Optimization and Assurance functions and are compliant with the widely adopted 3rd Generation Partnership Program, or 3GPP, standard. In order to respond to rapidly increasing demand for network capacity due to increasing subscribers and usage, network operators are seeking higher degrees of intelligence, optimization, network management, service creation, delivery and monetization in order to differentiate their offerings and deliver a high Quality of Experience, or QoE, to their subscribers. We believe the need to create more intelligent and innovative mobile and broadband networks will continue to drive demand for our products.

Our products are marketed under the PacketLogic brand name. We have a broad spectrum of products delivering IPE at the access, edge and core layers of the network. Our products are designed to offer maximum flexibility to our customers and enable differentiated services and revenue-enhancing applications, all while delivering a high Quality of Service, or QoS, for subscribers.

Industry Background

Network traffic has risen sharply in recent years as a result of the advent of ubiquitous broadband Internet Protocol, or IP, and mobile networks covering an increasing portion of the world’s population; the proliferation of sophisticated edge devices including smartphones, tablets and laptops and the rise in connections, communications, social networking and data-intensive applications. We refer to this new era of hyper-connectivity as the New Digital Lifestyle. According to the Cisco Visual Networking Index, the sum of all forms of global IP traffic reached 20,151 petabytes, or PB, per month as of 2010 and is expected to grow to 80,456 PB per month in 2015, a CAGR of 32%.

Mobile data networks are an essential tool in the New Digital Lifestyle for streaming video, social networking and collaboration. Consumers are accessing content from multiple mobile broadband connections and have high expectations that this content will be available in real-time. Social networking, applications and entertainment content reside in the cloud in real-time and without quality access to the Internet, the New Digital Lifestyle is disrupted. As networks advance in capabilities in both speed and capacity, new advanced devices and applications will spur more competition for scarce bandwidth. This results in greater network congestion, causing network operators to balance subscriber demand for network bandwidth with the cost of building additional capacity. In addition, network providers must be able to adapt to evolving user behavior by rapidly introducing new services and business models to keep pace with demand, which we call service personalization. IPE enables mobile and broadband network operators to provide unprecedented levels of personalization, service optimization, network assurance and rapid service creation to monetize network investments. Personalization is tailoring service plans to the needs of the consumer. For example, social networking users judge QoE though their Facebook experience and Video Streamers judge QoE by the quality of Netflix or YouTube videos. A critical element for network operators to keep pace with demand and cope with evolving user behavior is to gain as much insight as possible into network activity at levels of detail that are not possible with existing routers, switches and broadband termination devices.

3GPP Policy Ecosystem

Within 3GPP, a framework has been defined for Policy Management and Policy Enforcement:

With the policy framework established by 3GPP, a management layer and an enforcement layer were created to control user behavior and network provisioning. The Policy and Charging Rules Function, or PCRF, was established as the policy decision point that establishes the policies that are applied to subscribers and mobile data traffic on the network. The management layer on the network has specifically defined protocols for interacting with the network layer to translate the policy decisions into policy enforcement.

The policy enforcement layer on the network is designed to enforce policies as instructed by the policy management layer. However, different devices on the network have different levels of visibility and intelligence, translating to different capabilities for enforcing policies. More intelligent network elements can implement more sophisticated policies. Sophisticated policies go far beyond simple byte counters or session timers and can include subscriber, location, device and application awareness. Awareness gives a powerful advantage in the policy enforcement and billing ecosystem in that policy enforcement instructions for highly aware network elements can be much simpler than for unaware enforcement points. A contrasting example of this scenario would be if a PCRF is informed of congestion on a specific location, an intelligent policy enforcement point could be passed an instruction to “prioritize real-time applications at Site A”, where an unaware enforcement point would need to pass a number of new rules that might match specific devices and flows using access control lists, or a much less sophisticated congestion management policy that might make all users equally unsatisfied. The signaling load on the network normally will be considerably lower on an intelligent network than on an unaware network, as intelligent systems have a greater awareness of location, devices and applications for each active subscriber on the network.

IPE enables mobile and broadband network operators to provide exceptional levels of personalization, service optimization, network assurance and rapid creation of business models to monetize network investments. IPE uses Deep Packet Inspection, or DPI, technology as the core technology to gain awareness of subscribers, location, devices and applications. This awareness can then be used with the 3GPP policy ecosystem to deliver superior collection of services and applications to mobile and broadband networks. Features of IPE include:

Business Intelligence – Monitors application and usage trends in order to offer more compelling service packages to subscribers in a timely fashion. The ability to innovate applications and service bundles includes creating new services targeted to specific consumer groups, age groups or application users with fast time to market with minimal cost.

Service Personalization – Enables policy-based services designed to provide each individual subscriber with a service that meets their pricing, service and quality needs. Services include delivering prioritization during congestion, minimum bandwidth, usage limits, differentiated pricing, zero-rated content, and time-based or value-added services such as Parental Control.

Network Optimization – Ensures that network resources are used most effectively throughout the network, including high touch services for high usage subscribers and formatted for specific device types. Included in network optimization is the ability to manage network congestion by understanding the root cause for the congestion and effectively resolving it to deliver higher QoE to subscribers without excessive capital expenditures.

Network Protection – Reacts quickly to network threats and attacks to minimize subscriber impact and QoE, as well as protects network integrity. This can occur directly by the IPE solution or through integration with other security systems that leverage the visibility of the IPE system.

Bill Shock Prevention – Prevents user churn due to excessive roaming charges, data usage or distributed denial of service attacks that can inflate a subscriber’s bill. These notifications need to be proactive and function in real-time to notify subscribers as they approach service limits or pre-defined quotas.

Industry Growth Catalysts

The increasing necessity for Policy Management and IPE will be spurred by growing subscriber demand for mobile content and applications, coupled with the network operators’ need to control usage, cost and create new personalized services. Growth will be aided in part by:

Increase in global broadband users – Broadband connectivity has become ubiquitous, particularly as developing markets continue to gain broadband access. According to reports by Gartner, the total number of broadband users, both mobile and fixed broadband, is expected to increase from 725 million at the end of 2011 to approximately 1.3 billion by 2015, a CAGR of 16%. This is primarily driven by the growth in mobile broadband users, expected to grow at a CAGR of 32% to 588 million connections. This increase in the number of broadband users is placing significant stress on bandwidth capacity. Operators need to implement new service plans and business models that utilize Policy Management and IPE solutions in order to effectively manage their user growth and sustain a high level of QoS.

Device penetration – Mobile network operators have made significant investments in new technology to increase network performance and alleviate bandwidth congestion. At the same time, new mobile devices, including smartphones and tablets, are being introduced to take advantage of higher capacity 3G and 4G/LTE networks. Gartner forecasts that smartphone production will increase from 482 million units in 2011 to 1.2 billion units in 2015, a CAGR of 26%. Over the same period, Gartner predicts that tablets will increase from 69 million in 2011 to 318 million in 2015, a CAGR of 47%. Consumers are increasingly buying tablets in preference to netbooks and even entry-level notebooks or desktops. Unlike legacy devices, new smartphones and tablets are designed to take advantage of data-intensive services, like video and gaming, which deplete available capacity. Mobile network operators need to adopt Policy Management and IPE solutions that provide more sophisticated network control and include subscriber, location, device and application awareness.

Competitive pressure across network operators – The competition among network operators continues to increase as they battle for broadband users and seek to capture new revenue opportunities. It is incumbent upon network operators to simultaneously upgrade their networks and improve user QoS and QoE to grow their subscriber base. Operators who adapt best to the evolving requirements of their users with more flexible business models and service plans will be well positioned to attract and retain subscribers. In order to do so, operators will need to integrate Policy Management and IPE solutions into their existing network infrastructure.

Industry Challenges

The industry is also faced with a number of challenges as an increasing amount of bandwidth is necessary to run increasingly sophisticated and data-intense applications. These network operator challenges include:

De-coupling of usage and revenue – In recent years, network capacity and service speeds have increased along with progressively sophisticated edge devices connected to the network such as smartphones, tablets and laptops, resulting in a tremendous surge of network traffic. A large catalyst of this surge is the ease of capture, ingestion and delivery of video, coupled with emerging business models for video publishing. In addition, new business models and the increasing popularity of applications have turned mobile handsets into mobile entertainment devices. However, this surge in traffic has not been accompanied by a similar rise in revenue in large part due to unlimited usage subscriptions and application models that have circumvented the carrier billing system, excluding the service providers’ revenue participation.

Multiple devices per user – As the New Digital Lifestyle becomes more pervasive, users in developed markets are increasingly adopting sophisticated devices. In addition to smartphones, a typical user can have multiple devices connected to the network, including tablets, e-readers, netbooks, laptops, televisions, gaming devices, digital music players, cameras and more. This incremental device population is increasing traffic on the network, often without associated revenue.

New data-intensive applications – The advent of smartphones and tablets has enabled an ecosystem of applications that are increasing in popularity among users. Many of these applications are free to download and use, but are very data-intensive. Social networking applications in particular result in constant subscriber connectivity and frequent information synchronization, which translates to higher session counts per user. For example, Apple’s Siri and iCloud applications have dramatically increased background mobile data traffic for Apple devices and the increasing use of cloud-based services will only continue to drive bandwidth usage up on a per user basis.

Limited service differentiation – Mobile and broadband network operators have been limited in their ability to view and identify network traffic, which has therefore limited their ability to appropriately charge and differentiate themselves by offering advanced services.

Our Technology

The foundational element of our IPE solutions is our Datastream Recognition Definition Language, or DRDL, DPI technology. DRDL facilitates a broad range of criteria to properly identify the application of each individual datastream. The identification relies on bidirectional information including header information, protocol, actual payload and other distinguishing characteristics of an application. This allows DRDL to properly identify even encrypted applications.

The standard-syntax language of DRDL enables rapid development of new signatures. The DRDL database currently consists of over 2,500 signatures. DRDL interconnects control and data sessions of protocols like File Transfer Protocol, or FTP. During the identification process, DRDL aggregates detailed traffic properties like Multipurpose Internet Mail Extensions, or MIME, type, filename, chat channel and Session Initiation Protocol, or SIP and caller ID. A unique and integral feature of DRDL is its classification function. Connection flags classify the traffic based on its behavior. Typical classifications are “interactive”, “streaming”, “random-looking” and “bulky”. This enables operators to set preferences on unidentifiable traffic or when they need to be application agnostic.

We believe that our technology has several advantages that we extend to our mobile and broadband network operator customers, including:

Radical Simplicity – We believe our solutions are more powerful for service creation and service delivery than competitive solutions without sacrificing ease-of-use. Our report studio product and our ability to dynamically create virtual services for charging solutions deliver a shorter time to market for service rollouts.

Service Flexibility – Our DRDL technology allows for a high degree of service flexibility. Our subscriber model is highly configurable to meet the varying needs of our customer base. We also enable our customers to provide mass personalization for their subscriber base, creating and delivering services based on individual customer needs and behaviors. Lastly, we allow our customers to provide tiered service levels based on usage or by application.

Granular Accuracy – We have deep visibility into our customers’ networks, providing visibility to a subscriber level to determine location and device usage to enable a high degree of personalization and customer service. It also allows our customers to enforce policies on their network.

Performance & Scalability – We believe that our DRDL technology is robust and has industry-leading performance that supports millions of subscribers and tens of thousands of transactions per second.

Real-Time Analytics – All of our analytics are delivered in real-time, providing up-to-the-second visibility to our customers of subscriber location, behavior and activity. This allows our customers to deliver a high degree of QoS to their subscribers and manage network capacity. Our report studio technology delivers detailed business intelligence and reports, and has deep application visibility.

Our Products & Solutions

We deliver IPE solutions for network operators, leveraging our industry-leading DRDL DPI technology. We believe our family of PacketLogic solutions is one of the engines that can drive the New Digital Lifestyle. Our solutions empower broadband providers with the ability to support more subscribers and services on their network with high performing and highly-scalable IPE systems. Our IPE solutions support deep levels of awareness and a broad universe of applications, enabling richer services to be offered to consumers. Our analytics provide highly relevant business intelligence reports that enable broadband and mobile operators to better understand consumer trends and rapidly respond to the dynamic application landscape.

Product Lines

Our IPE solutions are powered by our three main product lines:

PacketLogic Subscriber Manager (PSM) – The PacketLogic Subscriber Manager, or PSM, integrates PacketLogic with network management and operation systems including AAA, OSS, BSS, provisioning and policy managers. This integration enables policy enforcement, per-user tracking (also known as user awareness) as well as knowledge of where in the network the user connects (location awareness). User awareness can be leveraged to create personalized offerings that attract new customers, minimize churn and increase average revenue per user, or ARPU, through value-add services. Location awareness makes it possible to resolve, or even avoid, congestion, enhancing the user-experience. It can also control roaming costs through automatic policy enforcement.

PacketLogic Intelligence Center (PIC) – The PacketLogic Intelligence Center, or PIC, with PacketLogic Report Studio provides the visualization of the application and subscriber intelligence gathered by deployed PacketLogic systems. Leveraging the subscriber and location awareness provided by the PSM and the application intelligence provided by the PRE, the PIC is able to present a wealth of information to the network operator based on the behavior of their network. The intelligence can be presented in a multi-dimensional format, with per user, application, location and device views available for business intelligence and planning. The PIC gives network managers access to relevant network traffic intelligence that enables network optimization, creation of appealing services and protection against malicious behavior.

PacketLogic Real-Time Enforcement Platform (PRE) – The PacketLogic Real-Time Enforcement platforms, or PRE, utilize multiple hardware platforms that run the same operating software offering very high performance and capacity. Each of the platforms offers consistent, rich features enabled through the different PacketLogic software modules: LiveView, Filtering, Traffic Shaping, and Statistics. The PacketLogic hardware platforms offer a range of configurations from the entry-level 4 Mbps PL5600 through 2 Gbps PL7720. The mid-range PL8720 is a 2RU unit with up to 10Gbps throughput. At the top of the line are the PL 20000 – the first IPE solution with 100 GE capability offering very high performance, capacity and scale down to the PL8820 – a 30Gbps appliance in a compact 2 RU form factors. Our ATCA chassis solutions include the PL10000 series with capacity up to 120Gbps and 10 million subscribers per system in addition to the PL20000 with capacity up to 320Gbps and 10 million subscribers.

Product Features

Our IPE solutions provide a deep visualization of network traffic and subscriber behavior that enables our customers to provide high QoS to their subscribers, both by maintaining network integrity and performance, as well as deploying new services demanded by their subscribers and creating additional revenue opportunities. Our product features include the following:

Awareness – Enabling the New Digital Lifestyle requires superior awareness of subscriber characteristics and behaviors to ensure that a high level of QoE is delivered. These characteristics and behaviors include subscriber location, device and application usage. Our solutions provide a high level of visibility through our DRDL traffic classification engine and the interaction with our PSM, which delivers comprehensive subscriber, location and device awareness.

Analysis – Mobile and broadband network operators require detailed reporting of subscriber behavior and evolving consumer trends. Our PIC is designed to ensure that mobile and broadband network operators understand what applications are most prevalent among their user base, where those applications are utilized most frequently and how changes in service plans affect network congestion. PIC delivers succinct, digestible and customizable reports through our report studio that drive profitable services and efficient network management.

Control – Through our IPE solution we provide alternative service creation and congestion management for mobile and broadband network operators. Our solutions are designed for maximum implementation flexibility, and can be customized for each deployment to fit the business, financial and regulatory needs of each network operator.

Product Benefits

Our solutions provide many benefits to our broadband and mobile customers.

Superior Accuracy – Our proprietary DRDL software solution allows us to provide our customers with a high degree of application identification accuracy and the flexibility to regularly update our software to keep up with the rapid introduction of new applications.

Higher Scalability – Our family of products is scalable from a few hundred megabits to 320 gigabits of traffic per second, up to 10 million subscribers and up to 120 million simultaneous data flows. This scalability is critical to service providers as they upgrade to LTE (enabling higher bandwidth mobile phone networks), FTTX (high bandwidth fiber to the home or neighborhood used by telecom broadband network providers) and DOCSIS 3.0 (a high bandwidth broadband cable standard) technologies in the access network.

Platform Flexibility – Our products are deployable in many locations in the network and leverage off-the-shelf hardware. Our products can rapidly leverage advances in computing technology which we believe to be a better solution than those that are dependent upon specific network silicon processors or hardware platforms.

Global Services

Our products and solutions are supported by our Global Services team that provides a suite of services that include both pre- and post-sales technical support to our direct field sales organization, channel partners and customers; professional services for planning, implementation and deployment; customer services for support post-deployment; training for our customers to maximize use of our IPE products and solutions; and consulting services to assist in all service phases from initial planning and evaluation to onsite testing and operation. Customers also have access to the technical support team via a web-based partner portal, email and interactive chat forum. Issues are logged and tracked using a computerized tracking system that provides automatic levels of escalation and quick visibility into problems by our Research and Development organization. This tracking system also provides input to our development team for new feature requests from our worldwide customer base.

Limitations of Alternative Solutions

We believe that first-generation IPE products have significant deficiencies, perhaps the greatest of which is their limited ability to accurately identify traffic types and applications. Because the first-generation IPE products provide limited visibility into traffic flows, they provide a limited ability to manage network traffic. First-generation IPE products were a good start at introducing network operators to the value of network visibility, and introduced the opportunity to provide some level of differentiated services. As applications have become more complex and increasingly web-based, differentiating between applications has become more challenging to products that have limited application signatures used to identify network traffic and less sophisticated application identification mechanisms.

Customers

We sell our products and solutions both directly and indirectly to our end-customers. As of December 31, 2011, we had over 600 customers throughout North America, Europe and Asia. Our customers are primarily mobile and broadband network operators and higher education institutions. Broadband network operators include

MSOs, mobile and fixed line telecommunications companies, ISPs and private network operators. Our customers either serve subscriber customers or operate private networks such as a university campus, enterprise or government agency networks.

Our current customers and anticipated future customers include the following:

Mobile Network Operators – Mobile network operators are constrained by the capacity of their wireless signals and infrastructure. Additional upgrades in bandwidth and network infrastructure are immediately consumed by new applications and devices that place greater stress on the network. Managing network traffic and broadband usage more intelligently can greatly improve QoS and QoE for subscribers and save significant resources for operators.

MSOs – MSOs are constrained by the bandwidth of their network and the varying number of users connecting to any given loop in the network. Controlling network traffic by application type can greatly improve the quality of the experience of the average subscriber.

Fixed-Line Telecommunications Network Operators – Fixed-line telecommunications network operators use fiber infrastructure or digital subscriber lines to offer broadband services to end customers. Many fixed-line telecommunications network operators also operate mobile networks and provide either bundled service to end customers or mobile and broadband service on a stand-alone basis. These service bundles are increasingly including video services as networks increase in capacity and capabilities. Adding intelligence to their networks can help them offer differentiated services.

ISPs – ISPs generally lease, rather than own, access infrastructure. They compete by attempting to offer the best of breed Internet service. ISPs’ greatest competitive advantages are brand and customer relationships. IPE solutions can improve the performance of ISPs by making the use of their bandwidth more efficient and by allowing them to offer best of breed quality.

Education, Business and Government Entities – Universities generally provide Internet access to students, faculty and employees. Universities are particularly vulnerable to low QoS for legitimate educational purposes because students frequently make extensive use of high-bandwidth applications such as peer-to-peer services. Businesses and government entities rely on large and complex networks for communication infrastructure. They typically rely on service providers for Internet access and interconnectivity, and can use IPE to optimize the use of their expensive network resources, prioritize business critical applications and limit leisure or unauthorized use of expensive network resources.

Our revenue has historically been dependent on certain large customers. For the year ended December 31, 2011, revenue from two customers, Shaw Communications, Inc. and Jet Infosystems, represented 27% and 12% of net revenues, respectively, with no other single customer accounting for more than 10% of net revenues. For the years ended December 31, 2010 and 2009, revenue from one customer, Cox Communications, Inc., represented 11% and 44% of net revenues, respectively, with no other single customer accounting for more than 10% of net revenues.

Our Strategy

Our goal is to become the leading provider of IPE solutions to mobile and broadband network operators on a global scale. We believe our PacketLogic solutions position us to capture an increasing share of the growing IPE market. We plan to achieve our strategic growth objectives through the following efforts:

•

Extend our technology advantage and leadership – Our technology was designed with the ability to rapidly identify new application signatures, and thereby adapt to a dynamic IP network environment across multiple hardware platforms. We are further developing our products and solutions based on feedback from our customers and industry experts as well as our ongoing research and development of technology, products and solutions that we believe will add value to our customers. We intend to build upon our innovations, continue to release leading-edge products with state-of-the-art capabilities and regularly release new solution features and performance upgrades.

•

Expand our customer footprint with leading mobile and broadband network operators – Our PacketLogic product line provides us with a solution that can address the needs of leading mobile and broadband network operators. We have built a team with deep network operator experience, both from a technology perspective and from selling to network operators. We have experienced significant traction in the network operator space, and these achievements have provided us with improved access to potential customers and valuable references, which we believe will continue to enhance our sales growth effort. In addition, we intend to increase our indirect distribution channel. We intend to utilize existing value added reseller partners and to add new partners to increase our ability to address geographic regions and a greater quantity of customers.

•

Maximize opportunities with existing customers by increasing our share within their network footprint – We seek to increase our market share within our existing customers’ networks by expanding our product footprint within these networks. Typically, our first order from a new network operator represents a small portion of their total network as measured by either a single product function or by geography. We believe we can successfully sell additional solutions to our existing customers following their initial purchase as they realize the benefits of our products and seek to extend their IPE capabilities throughout their networks. In addition, many service providers operate dual networks (i.e., mobile and broadband) and in these instances, we believe there are opportunities for us to offer our solutions for each network. We have many captive mobile and broadband network operators that are well positioned to increase service creation and network performance. We believe we are well positioned to experience tremendous growth with these customers as they build out their capabilities and infrastructure.

•

Pursue new partnerships and tactical acquisitions – We intend to establish additional partnerships with and pursue acquisitions of complementary mobile packet core ecosystem vendors to increase the value we provide and gain additional access to leading mobile and broadband network operators. We intend to provide broader solutions by bundling or integrating our existing products with complementary products and technologies from other solution providers. The flexibility of our software platform has the potential to efficiently integrate with complementary solutions and thereby deliver greater benefits to our customers and enhance our ability to compete against competitors whose solutions are hardware constrained.

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Continue to expand margins – We intend to continue to increase gross margin and operating margin as we continue to scale our business. Continued margin improvement will further extend our ability to invest in the growth of our business and enable us to compete effectively in the market for IPE solutions through innovation, service and scale.

Employees

As of February 29, 2012 we had 102 full-time employees and 7 full-time independent contractors, including, collectively, 10 in operations and technical support, 3 in professional services, 33 in research and development, 52 in sales, sales engineering and marketing and 11 in general and administrative. As of February 29, 2012, our headcount was 39 employees and contractors in the United States, 54 employees and contractors in Sweden and elsewhere in Europe, and 16 employees and contractors in Asia.

Company Information

We were incorporated in 2002, and became a public company in October 2003 following our merger with Zowcom, Inc., a publicly-traded Nevada corporation. Our common stock is listed on the Nasdaq Global Market under the symbol “PKT”. In 2006, we completed acquisitions of the Netintact entities. Our principal executive offices are located at 4121 Clipper Court, Fremont, CA 94538, and we have regional headquarters in Varberg, Sweden and Singapore. Our telephone number is (510) 230-2777. Our website address is www.proceranetworks.com. We do not incorporate the information on or accessible through our website into this prospectus, and you should not consider any information on, or that can be access through, our website as part of this prospectus. For further information regarding us and our financial information, you should refer to our recent filings with the SEC. Procera Networks®, the Procera logo design and other trademarks or service marks of Procera appearing in this prospectus are the property of Procera. Trade names, trademarks and service marks of other companies appearing in this prospectus are the property of the respective holders.

THE OFFERING

Common stock offered by us	3,500,000 shares

Common stock to be outstanding after the offering	18,195,942 shares

Over-allotment option	525,000 shares

Use of Proceeds	We intend to use the net proceeds from the offering for working capital and general corporate purposes, including potential acquisitions. We have no current plans, commitments or agreements with respect to any such acquisitions as of the date of this prospectus supplement. See “Use of Proceeds” on page S-28.

Risk Factors	See “Risk Factors” beginning on page S-12 for a discussion of factors that you should consider before buying shares of our common stock.

NASDAQ Global Market Symbol	PKT

The number of shares of common stock to be outstanding after the offering is based on 14,695,942 shares of common stock outstanding as of February 29, 2012.

The number of shares of common stock to be outstanding after this offering does not take into account:

•	1,136,232 shares of common stock issuable upon the exercise of stock options outstanding as of February 29, 2012, with a weighted average exercise price of $10.37 per share;
•	29,861 shares of common stock issuable upon the exercise of warrants outstanding as of February 29, 2012, with a weighted average exercise price of $14.72 per share; and
•	an aggregate of 248,595 shares of common stock available for future award under our equity incentive plan.

Unless otherwise stated, all information contained in this prospectus supplement:

•	assumes no exercise of the underwriters’ option to purchase additional shares to cover over-allotments;
•	gives effect to a 1-for-10 reverse stock split of our common stock that became effective on February 4, 2011; and
•	reflects all currency amounts in United States dollars.

RISK FACTORS

You should carefully consider the following risks and uncertainties. If any of the following occurs, our business, financial condition or operating results could be materially harmed. These factors could cause the trading price of our common stock to decline, and you could lose all or part of your investment.

Risks Related to Our Business

We have incurred losses in previous periods and may incur losses in future periods.

For the year ended December 31, 2011, we recognized income from operations of approximately $3.9 million. For the years ended December 31, 2010 and December 31, 2009, we incurred losses from operations of approximately $2.7 million and $6.2 million, respectively. We may continue to incur losses from operations in future periods. The profitability we achieved in the year ended December 31, 2011 may not be indicative of sustained profitability. Any losses incurred in the future may result primarily from increased costs related to continued investments in sales and marketing, product development and administrative expenses. If our revenue growth does not continue or is slower than anticipated, or our operating expenses exceed expectations, our losses may be greater.

Our PacketLogic family of products is our only product line. All of our current revenues and a significant portion of our future growth depend on our ability to continue its commercialization.

All of our current revenues and much of our anticipated future growth depend on the development, introduction and market acceptance of new and enhanced products in our PacketLogic product line that address additional market requirements in a timely and cost-effective manner. In the past, we have experienced delays in product development and such delays may occur in the future. We do not currently have plans or resources to develop additional product lines, and as a result, our future growth will largely be determined by market acceptance of our PacketLogic product line.

If additional customers do not adopt, purchase and deploy our PacketLogic products, our revenues will not grow and may decline. In addition, when we announce new products or product enhancements that have the potential to replace or shorten the life cycle of our existing products, customers may defer purchasing our existing products. These actions could harm our operating results by unexpectedly decreasing sales and exposing us to greater risk of product obsolescence.

We need to increase the functionality of our products and offer additional features in order to be competitive.

The market in which we operate is highly competitive and unless we continue to enhance the functionality of our products and add additional features, our competitive position may deteriorate and the average selling prices for our products may decrease over time. Such a decrease could result from the introduction of competing products and from the standardization of DPI technology. To counter this trend, we endeavor to enhance our products by offering higher system speeds and additional performance features, such as additional protection functionality, supporting additional applications and enhanced reporting tools. We may also need to reduce our per unit manufacturing costs at a rate equal to or faster than the rate at which selling prices decline. If we are unable to reduce these costs or to offer increased functionally and features, our results of operations and financial condition may be adversely affected.

If our products contain undetected software or hardware errors or performance deficiencies, we could incur significant unexpected expenses, experience purchase order cancellations and lose sales.

Network products frequently contain undetected software or hardware errors, failures or bugs when new products or new versions or updates of existing products are released to the marketplace. Because we frequently introduce new versions and updates to our product line, previously unaddressed errors in the accuracy or reliability of our products, or issues with their performance, may arise. We expect that such errors or performance deficiencies will be found from time to time in the future in new or existing products, including the components incorporated therein, after the commencement of commercial shipments. These problems may have a material adverse effect on our business by requiring us to incur significant warranty repair costs and support related replacement costs, diverting the attention of our engineering personnel from new product development efforts, delaying the recognition of revenue and causing significant customer relations problems.

In addition, if our products are not accepted by customers due to software or hardware defects or performance deficiencies, orders contingent upon acceptance may be cancelled, which could result in lost sales opportunities. In this circumstance, or if warranty returns exceed the amount we have accrued for defect returns based on our historical experience, our results of operations and financial condition may be adversely affected.

Our products must properly interface with products from other vendors. As a result, when problems occur in a computer or communications network, it may be difficult to identify the sources of these problems. The occurrence of hardware and software errors, whether or not caused by our products, could result in the delay or loss of market acceptance of our products and any necessary revisions may cause us to incur significant expenses. The occurrence of any such problems would likely have a material adverse effect on our results of operations and financial condition.

We may need to raise further capital, which could dilute or otherwise adversely affect your interest in our company.

We believe that our existing cash, cash equivalents and short term investments, prior to giving effect to the anticipated proceeds from this offering, along with the cash that we expect to generate from operations and any debt financing that management currently believes is available, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for the next twelve months.

However, a number of factors may negatively impact our level of cash availability and working capital requirements, including, without limitation:

•	lower than anticipated revenues;
•	higher than expected cost of goods sold or operating expenses;
•	our inability to liquidate short-term investments; or
•	the inability of our customers to pay for the goods and services ordered.

We believe that current general economic conditions and global credit market conditions have created a significantly more difficult environment for obtaining both equity and debt financing. If additional funds are raised through the issuance of equity or convertible debt securities following this offering, the percentage ownership of our stockholders will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of our common stock. There can be no assurance that additional financing will be available on terms favorable to us or at all, especially in light of the current credit market environment. If adequate funds are not available on acceptable terms, we may not be able to fund expansion, take advantage of unanticipated growth or acquisition opportunities, develop or enhance services or products or respond to competitive pressures. In addition, we may be required to defer or cancel product development programs, lay-off employees and/or take other steps to reduce our operating expenses. Our inability to raise additional financing or the terms of any financing we do raise could have a material adverse effect on our business, results of operations and financial condition.

We have a limited operating history on which to evaluate our company.

The products we sell today are derived primarily from the acquisition of the Netintact companies in 2006. While we have the experience of Netintact operations on a stand-alone basis, we are continually working to improve our operations on a combined basis.

Furthermore, we have only recently launched many of our products and services on a worldwide basis, and we are continuing to develop relationships with distribution partners and otherwise exploit sales channels in new markets. Therefore, investors should consider the risks and uncertainties frequently encountered by companies in new and rapidly evolving markets, which include the following:

•	successfully introducing new products and entering new markets;
•	successfully servicing and upgrading new products once introduced;
•	increasing brand recognition;
•	developing strategic relationships and alliances;
•	managing expanding operations and sales channels;
•	successfully responding to competition; and
•	attracting, retaining and motivating qualified personnel.

If we are unable to address these risks and uncertainties, our results of operations and financial condition may be adversely affected.

Competition for experienced and skilled personnel is intense and our inability to attract and retain qualified personnel could significantly damage our business.

Our future performance will depend to a significant extent on the ability of our management to operate effectively, both individually and as a group. We are dependent on our ability to attract, retain and motivate high caliber key personnel. We have recently hired new employees and our plans to expand in all areas will require experienced personnel to augment our current staff. We expect to recruit experienced professionals in such areas as software and hardware development, sales, technical support, product marketing and management. We currently plan to expand our indirect channel partner program and we need to attract qualified business partners to broaden these sales channels. Economic conditions may result in significant competition for qualified personnel and we may not be able to attract and retain such personnel. Our business may suffer if we encounter material delays in hiring additional personnel.

Our performance is substantially dependent on the continued services and on the performance of our executive officers and other key employees, including our Chief Executive Officer, James Brear, and our Chief Technical Officer, Alexander Haväng. The loss of the services of any of our executive officers or other key employees could materially and adversely affect our business. In addition, our engineering department is located in Varberg, Sweden, and many of our engineers were formerly employees of Netintact, which we acquired in 2006. If some or all of our Sweden-based engineers were to leave us, our ability to develop new products and serve existing customers could be materially and adversely impacted.

We believe we will need to attract, retain and motivate talented management and other highly skilled employees in order to execute on our business plan. We may be unable to retain our key employees or attract, assimilate and retain other highly qualified employees in the future. Competitors and others have in the past, and may in the future, attempt to recruit our employees. In California, where we are headquartered, non-competition agreements with employees generally are unenforceable. As a result, if an employee based in California leaves the Company for any reason, he or she will generally be able to begin employment with one of our competitors or otherwise to compete immediately against us.

We currently do not have key person insurance in place. If we lose one of our key officers, we must attract, hire, and retain an equally competent person to take his or her place. There is no assurance that we would be able to find such an employee in a timely fashion. If we fail to recruit an equally qualified replacement or incur a significant delay, our business plans may slow down. We could fail to implement our strategy or lose sales and marketing and development momentum.

Failure to expand our sales teams or educate them about technologies and our product families may harm our operating results.

The sale of our products requires a multi-faceted approach directed at several levels within a prospective customer’s organization. We may not be able to increase net revenue unless we expand our sales teams to address all of the customer requirements necessary to sell our products. We expect to continue hiring in sales and marketing, but there can be no assurance that personnel additions will have a positive effect on our business.

If we are not able to successfully integrate new employees into the Company or to educate current and future employees with regard to rapidly evolving technologies and our product families, our results of operations and financial condition may be adversely affected.

Increased customer demands on our technical support services may adversely affect our relationships with our customers and our financial results.

We offer technical support services with our products because they are complex and time consuming to implement. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for support services. We also may be unable to modify the format of our support services to compete with changes in support services offered by our competitors. Further customer demand for these services, without corresponding revenues, could increase costs and adversely affect our operating results. If we experience financial difficulties, do not maintain sufficiently skilled workers and resources to satisfy our contracts, or otherwise fail to perform at a sufficient level under these contracts, the level of support services to our customers may be significantly disrupted, which could materially harm our relationships with these customers and our results of operations.

We must continue to develop and increase the productivity of our indirect distribution channels to increase net revenue and improve our operating results.

A key focus of our distribution strategy is developing and increasing the productivity of our indirect distribution channels through resellers and distributors. If we fail to develop and cultivate relationships with significant resellers, or if these resellers are not able to execute on their sales efforts, sales of our products may decrease and our operating results could suffer. Many of our resellers also sell products from other vendors that compete with our products. We cannot assure you that we will be able to enter into additional reseller and/or distribution agreements or that we will be able to manage our product sales channels. Our failure to do any of these could limit our ability to grow or sustain revenue. In addition, our operating results will likely fluctuate significantly depending on the timing and amount of orders from our resellers. We cannot assure you that our resellers and/or distributors will continue to market or sell our products effectively or continue to devote the resources necessary to provide us with effective sales, marketing and technical support. Such failure would negatively affect revenue and our potential to achieve profitability.

We may be unable to compete effectively with competitors which are substantially larger and more established and have greater resources.

In our rapidly evolving and highly competitive market, we compete on the price as well as the performance of our products. We expect competition to remain intense in the future. Increased competition could result in reduced prices and gross margins for our products and could require increased spending by us on research and development, sales and marketing and customer support, any of which could have a negative financial impact on our business. We compete with Allot Communications Ltd., Arbor Networks (acquired by Tektronix), Blue Coat Systems, Brocade Communications Systems, Cisco Systems, Inc., Cloudshield Technologies (acquired by SAIC), Ericsson, Huawei Technologies Company, Juniper Networks and Sandvine Corporation, as well as other companies which sell products incorporating competing technologies. In addition, our products and technology compete with other types of products that offer monitoring capabilities, such as probes and related software. We also face indirect competition from companies that offer broadband service providers increased bandwidth and infrastructure upgrades that increase the capacity of their networks, which may lessen or delay the need for bandwidth management solutions.

Most of our competitors are substantially larger than we are and have significantly greater name recognition and financial, sales and marketing, technical, manufacturing and other resources and more established distribution channels than we do. In addition, some prospective customers have in the past advised us that their concerns about our financial condition disqualified us from competing successfully for their business. While we have attempted to address balance sheet concerns by raising additional capital, including in this offering, it is possible that one or more prospective customers could raise similar concerns in the future. Our competitors may be able to respond more rapidly to new or emerging technologies and changes in customer requirements or devote greater resources to the development, promotion and sale of their products than we can. Furthermore, prospective customers often have expressed greater confidence in the product offerings of our competitors. Some of our competitors may make acquisitions or establish strategic relationships that may increase their ability to rapidly gain market share by addressing the needs of our prospective customers. Additional competitors may enter our existing or future markets with solutions that may be less expensive, provide higher performance or provide additional features than our solutions. Given the opportunities in the bandwidth management solutions market, we also expect that other companies may enter with alternative products and technologies, which could reduce the sales or market acceptance of our products and services, perpetuate intense price competition or make our products obsolete. If any technology that is competing with ours is or becomes more reliable, higher performing, less expensive or has other advantages over our technology, then the demand for our products and services would decrease, which would harm our business.

A substantial portion of our revenues may be dependent on a small number of Tier–1 service providers that purchase in large quantities. If we are unable to maintain or replace our relationships with these customers, our revenues may fluctuate and our growth may be limited.

Since 2008, when we first established customer relations with Tier–1 service providers, a significant portion of our revenues has come from a limited number of customers. There can be no guarantee that we will be able to sustain our revenue levels from these customers because their capacity requirements have become or will become fulfilled. For this reason, we do not expect that any single customer will generally remain a significant customer from year to year, and we will need to attract new customers in order to sustain our revenues.

For the year ended December 31, 2011, revenues from two customers, Shaw Communications, Inc. and Jet Infosystems, represented 27% and 12% of net revenues, respectively, with no other single customer accounting for more than 10% of net revenue. For the years ended December 31, 2010 and December 31, 2009, revenue from one customer, Cox Communication, Inc., represented 11% and 44% of net revenues, respectively, with no other single customer accounting for more than 10% of net revenue. The proportion of our revenues derived from a limited number of customers may be even higher in any future year or quarter. If we cannot maintain or replace the customers that purchase large amounts of our products, or if they do not purchase products at the levels or at the times that we anticipate, our ability to maintain or grow our revenues will be adversely affected.

If we are unable to effectively manage our anticipated growth, we may experience operating inefficiencies and have difficulty meeting demand for our products.

We seek to manage our growth so as not to exceed our available capital resources. If our customer base and market grow rapidly, we would need to expand to meet this demand. This expansion could place a significant strain on our management, products and support operations, sales and marketing personnel and other resources, which could harm our business.

If demand for our products and services grows rapidly, we may experience difficulties meeting the demand. For example, the installation and use of our products requires customer training. If we are unable to provide adequate training and support for our products, the implementation process will be longer and customer satisfaction may be lower. In addition, we may not be able to exploit fully the growing market for our products and services. We cannot assure you that our systems, procedures or controls will be adequate to support the anticipated growth in our operations. The failure to meet the challenges presented by rapid customer and market expansion could cause us to miss sales opportunities and otherwise have a negative impact on our sales and profitability.

We may not be able to install management information and control systems in an efficient and timely manner, and our current or planned personnel, systems, procedures and controls may not be adequate to support our future operations.

Unstable market and economic conditions may have serious adverse consequences on our business.

Our general business strategy may be adversely affected by the current volatile global business environment and continued unpredictable and unstable market conditions. If financial markets continue to experience volatility or deterioration, it may make any debt or equity financing that we require more difficult, more costly, and more dilutive. In addition, a renewed or deeper economic downturn may result in reduced demand for our products, or adversely impact our customers’ ability to pay for our products, which would harm our operating results. There is also a risk that one or more of our current service providers, manufacturers and other partners may not survive in the current economic environment, which would directly affect our ability to attain our operating goals on schedule and on budget. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our results of operations and financial condition.

We have limited ability to protect our intellectual property and defend against claims which may adversely affect our ability to compete.

We rely primarily on patents, trademark law, copyright law, trade secret law and contractual rights to protect our intellectual property rights in our PacketLogic product line. We cannot assure you that the actions we have taken will adequately protect our intellectual property rights or that other parties will not independently develop similar or competing products that do not infringe on our patents. We enter into confidentiality or license agreements with our employees, consultants and corporate partners, and take appropriate measures to control access to and distribution of our software, documentation and other proprietary information. Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise misappropriate or use our products or technology.

In an effort to protect our unpatented proprietary technology, processes and know-how, we require our employees, consultants, collaborators and advisors to execute confidentiality agreements. These agreements, however, may not provide us with adequate protection against improper use or disclosure of confidential information. These agreements may be breached, and we may not become aware of, or have adequate remedies in the event of, any such breach. In addition, in some situations, these agreements may conflict with, or be subject to, the rights of third parties with whom our employees, consultants, collaborators or advisors have previous employment or consulting relationships. Furthermore, others may independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets. In addition, under our OEM Purchase and Sales Agreement with GENBAND LLC, we have granted GENBAND access to our source code, which is the human readable version of the computer code used in our products. Subject to a requirement to pay us royalties, GENBAND has the right to use our source code to develop derivative products that it may develop and market under GENBAND’s business marks.

Our industry is characterized by the existence of a large number of patents and frequent claims and related litigation regarding patent and other intellectual property rights. If we are found to infringe on the proprietary rights of others, or if we agree to settle any such claims, we could be compelled to pay damages or royalties and either obtain a license to those intellectual property rights or alter our products so that they no longer infringe upon such proprietary rights. Any license could be very expensive to obtain or may not be available at all. Similarly, changing our products or processes to avoid any claims of infringement may be costly or impractical. Litigation resulting from claims that we are infringing the proprietary rights of others could result in substantial costs and a diversion of resources, and could have a material adverse effect on our results of operations and financial condition.

We rely on a small number of contract manufacturers to build our hardware products. If we are unable to have our products manufactured quickly enough to keep up with demand or we experience manufacturing quality problems, our operating results could be harmed.

If the demand for our products grows, we will need to increase our capacity for material purchases, production, testing and quality control functions. Any disruptions in product flow could limit our revenue growth and adversely affect our competitive position and reputation, and result in additional costs or cancellation of orders under agreements with our customers.

While our PacketLogic products are software based, we rely on independent contract manufacturers to manufacture the hardware components on which our products are installed and operate. In certain circumstances, these contract manufacturers also provide logistics services, which may include loading our software products onto the hardware platforms, testing and inspecting the products, and then shipping them directly to our customers. If these contract manufacturers are unable to meet our demand, or fail to provide such logistics services as we may request in a timely manner, we may experience delays in product shipments. Other performance problems with contract manufacturers may arise in the future, such as inferior quality, insufficient quantity of products, or the interruption or discontinuance of operations of a manufacturer, any of which could have a material adverse effect on our business and operating results.

We do not know whether we will effectively manage our contract manufacturers or that these manufacturers will meet our future requirements for timely delivery of product components of sufficient quality and quantity. If one or more of our contract manufacturers were to experience financial difficulties or decide not to continue its business relationship with us, we would need to identify other contract manufacturers to perform these services, and there could be product delivery delays while we seek to establish and implement the new relationship. We also plan to introduce new products and product enhancements, which will require that we rapidly achieve volume production by coordinating our efforts with those of our suppliers and contract manufacturers. Any delays in meeting customer demand or quality problems resulting from the inability of our contract manufacturers to provide us with adequate supplies of high-quality product components, including problems relating to logistic services, could result in lost or reduced future sales to key customers and could have a material adverse effect on our sales and results of operations.

As part of our cost management efforts, we endeavor to lower per unit product costs from our contract manufacturers by means of volume efficiencies and the utilization of manufacturing sites in lower-cost geographies. However, we cannot be certain when or if such cost reductions will occur. The failure to obtain such cost reductions would adversely affect our gross margins and operating results.

If our suppliers fail to adequately supply us with certain original equipment manufacturer, or OEM, sourced components, our product sales may suffer.

Reliance upon OEMs, as well as industry supply conditions, generally involves several additional risks, including the possibility of a shortage of components and reduced control over delivery schedules (which can adversely affect our distribution schedules), and increases in component costs (which can adversely affect our profitability). Most of our hardware products, or the components of our hardware components, are based on industry standards and are therefore available from multiple manufacturers. If our supplier were to fail to deliver, alternative suppliers should be available, although qualification of the alternative manufacturers and establishment of reliable suppliers could result in delays and a possible loss of sales, which could affect operating results adversely. However, in some specific cases we have single-sourced components, because alternative sources are not currently available. If these components were not available for a period of time, we could experience product supply interruptions, delays or inefficiencies, which could have a material adverse effect on our results of operations and financial condition.

Sales of our products to large broadband service providers often involve a lengthy sales cycle, which may cause our revenues to fluctuate from period to period and could result in us expending significant resources without making any sales.

Our sales cycles often are lengthy, because our prospective customers undertake significant testing to assess the performance of our products within their networks. As a result, we may invest significant time from initial contact with a customer before that end-customer decides to purchase and incorporate our products in its network. We may also expend significant resources attempting to persuade large broadband service providers to incorporate our products into their networks without any measure of success. Even after deciding to purchase our products, initial network deployment and acceptance testing of our products by a large broadband service provider may last several years. Carriers, especially in North America, often require that products they purchase meet Network Equipment Building System, or NEBS, certification requirements, which relate to the reliability of telecommunications equipment. While our PacketLogic products and future products are and are expected to be designed to meet NEBS certification requirements, they may fail to do so.

Due to our lengthy sales cycles, particularly to larger customers, and our revenue recognition practices, we expect our revenue may fluctuate significantly from period to period. In pursuing sales opportunities with larger enterprises, we expect that we will make fewer sales to larger entities, but that the magnitude of individual sales will be greater. We may report substantial revenue growth in the period that we recognize the revenue from a large sale, which may not be repeated in an immediately subsequent period. Because our revenues may fluctuate materially from period to period, the price of our common stock may decline. In addition, even after we have received commitments from a customer to purchase our products, in accordance with our revenue recognition practices we may not be able to recognize and report the revenue from that purchase for months or years after the time of purchase. As a result, there could be significant delays in our receipt and recognition of revenue following sales orders for our products.

In addition, if a competitor succeeds in convincing a large broadband service provider to adopt that competitor’s product, it may be difficult for us to displace the competitor at a later time because of the cost, time, effort and perceived risk to network stability involved in changing solutions. As a result, we may incur significant sales and marketing expenses without generating any sales.

Our operating results could be adversely affected by product sales occurring outside the United States and fluctuations in the value of the United States Dollar against foreign currencies.

A significant and increasing percentage of PacketLogic sales are generated outside of the United States. PacketLogic sales and operating expenses denominated in foreign currencies could affect our operating results as foreign currency exchange rates fluctuate. Changes in exchange rates between these foreign currencies and the U.S. Dollar will affect the recorded levels of our assets and liabilities because we translate foreign net sales, costs of goods, assets and liabilities into U.S. Dollars for presentation in our financial statements. The primary foreign currencies for which we have exchange rate fluctuation exposure are the European Union Euro, the Swedish Krona and the Australian Dollar. If our revenues continue to grow, in part because we have entered new foreign markets, we could be exposed to exchange rate fluctuations in other currencies. For example, during the year ended December 31, 2011, we established a sales office in Japan in order to attempt to penetrate the important Japanese marketplace. Exchange rates between currencies such as the Japanese Yen and the U.S. Dollar have fluctuated significantly in recent years and may do so in the future. Hedging foreign currencies can be difficult. We cannot predict the impact of future exchange rate fluctuations on our operating results. We currently do not hedge our foreign currency risk.

In addition, the current sovereign debt crisis concerning certain European countries, including Greece, Italy, Ireland, Portugal and Spain, and related European financial restructuring efforts, may cause the value of European currencies, including the Euro, to deteriorate. Recent rating agency downgrades on European sovereign debt and growing concern over the potential default of European government issuers has further contributed to this uncertainty.

Legislative actions, higher insurance costs and new accounting pronouncements are likely to impact our future financial position and results of operations.

Legislative and regulatory changes and future accounting pronouncements and regulatory changes have, and will continue to have, an impact on our future financial position and results of operations. In addition, insurance costs, including health and workers’ compensation insurance premiums, have been increasing on an historical basis and are likely to continue to increase in the future. Recent and future pronouncements related to the accounting treatment of executive compensation and employee stock options may also impact operating results. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Changes in accounting standards, especially those that relate to management estimates and assumptions, are unpredictable and subject to interpretation by management and our independent registered public accounting firm and may materially impact how we report and record our financial condition.

Our accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. Some of these policies require use of estimates and assumptions that may affect the value of our assets or liabilities and financial results and are critical because they require management to make difficult, subjective and complex judgments about matters that are inherently uncertain. Under each of these policies, it is possible that materially different amounts would be reported under different conditions, using different assumptions, or as new information becomes available. From time to time the Financial Accounting Standards Board, or the FASB, and the SEC change the financial accounting and reporting standards that govern the preparation of our financial statements. In addition, accounting standard setters and those who interpret the accounting standards (such as the FASB, the SEC, other regulators and our outside auditors) may change or even reverse their previous interpretations or positions on how these standards should be applied. These changes can be hard to predict and can materially impact how we record and report our financial condition and results of operations. In addition, we recently dismissed PMB Helin Donovan, LLP as our independent registered public accounting firm and retained Ernst & Young LLP as our independent registered public accounting firm. Our new independent registered public accounting firm may view our estimates and assumptions, or interpret policies, differently than our prior independent registered public accounting firm. In some cases, we could be required to apply a new or revised standard retroactively, or apply an existing standard differently (and also retroactively), resulting in a change in our results on a going forward basis or a potential restatement of historical financial results.

Our internal controls may be insufficient to ensure timely and reliable financial information.

Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and effectively prevent fraud. A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. Generally Accepted Accounting Principles, or GAAP. A company’s internal control over financial reporting includes those policies and procedures that:

•	pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company;
•

provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and

•

provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

For the years ended December 31, 2011, 2010 and 2009, we did not identify any material weaknesses in our internal controls.

Under the supervision of our Audit Committee, we are continuing the process of identifying and implementing corrective actions where required to improve the design and effectiveness of our internal control over financial reporting, including the enhancement of systems and procedures. We have a small accounting staff and limited resources and expect that we will continue to be subject to the risk of material weaknesses and significant deficiencies.

Even after corrective actions are implemented, the effectiveness of our controls and procedures may be limited by a variety of risks including:

•	faulty human judgment and simple errors, omissions or mistakes;
•	collusion of two or more people;
•	inappropriate management override of procedures; and
•	the risk that enhanced controls and procedures may still not be adequate to assure timely and reliable financial information.

If we fail to have effective internal controls and procedures for financial reporting in place, we could be unable to provide timely and reliable financial information. Additionally, if we fail to have effective internal controls and procedures for financial reporting in place, it could adversely affect our ability to comply with financial reporting requirements under certain government contracts.

Accounting charges may cause fluctuations in our annual and quarterly financial results which could negatively impact the market price of our common stock.

Our financial results may be materially affected by non-cash and other accounting charges. Such accounting charges may include:

•	amortization of intangible assets, including acquired product rights;
•	impairment of goodwill;
•	stock-based compensation expense; and
•	impairment of long-lived assets.

The foregoing types of accounting charges may also be incurred in connection with or as a result of business acquisitions. The price of our common stock could decline to the extent that our financial results are materially affected by the foregoing accounting charges. Our effective tax rate may increase, which could increase our income tax expense and reduce our net income.

Our effective tax rate could be adversely affected by several factors, many of which are outside of our control, including:

•	changes in the relative proportions of revenues and income before taxes in the various jurisdictions in which we operate that have differing statutory tax rates;
•	changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate, as well as the requirements of certain tax rulings;
•	changes in accounting and tax treatment of stock-based compensation;
•	the tax effects of purchase accounting for acquisitions and restructuring charges that may cause fluctuations between reporting periods; and
•	tax assessments, or any related tax interest or penalties, which could significantly affect our income tax expense for the period in which the settlements take place.

The price of our common stock could decline if our financial results are materially affected by the foregoing.

Our headquarters are located in Northern California where disasters may occur that could disrupt our operations and harm our business.

Our corporate headquarters is located in Silicon Valley in Northern California. Historically, this region has been vulnerable to natural disasters and other risks, such as earthquakes, which at times have disrupted the local economy and posed physical risks to us and our local suppliers. In addition, terrorist acts or acts of war targeted at the United States, and specifically Silicon Valley, could cause damage or disruption to us, our employees, facilities, partners, suppliers, distributors and resellers, and customers, which could have a material adverse effect on our operations and financial results. Although we currently have significant redundant capacity in Sweden in the event of a natural disaster or other catastrophic event in Silicon Valley, our business could nonetheless suffer. Our operations in Sweden are subject to disruption by extreme winter weather.

Acquisitions may disrupt or otherwise have a negative impact on our business.

We may seek to acquire or make investments in complementary businesses, products, services or technologies on an opportunistic basis when we believe they will assist us in executing our business strategy. Growth through acquisitions has been a viable strategy used by other network control and management technology companies. We acquired the Netintact entities in 2006, and its products have formed the core of our current product offering. Any future acquisitions that we may pursue could distract our management and employees and increase our expenses.

Following any acquisition, the integration of the acquired business, product, service or technology is complex, time consuming and expensive, and may disrupt our business. These challenges include the timely and efficient execution of a number of post-transaction integration activities, including:

•	integrating the operations and technologies of the two companies;
•	retaining and assimilating the key personnel of each company;
•	retaining existing customers of both companies and attracting additional customers;
•	leveraging our existing sales channels to sell new products into new markets;
•	developing an appropriate sales and marketing organization and sales channels to sell new products into new markets;
•	retaining strategic partners of each company and attracting new strategic partners; and
•	implementing and maintaining uniform standards, internal controls, processes, procedures, policies and information systems.

The process of integrating operations and technology could cause an interruption of, or loss of momentum in, our business and the loss of key personnel. The diversion of management’s attention and any delays or difficulties encountered in connection with an acquisition and the integration of our operations and technology could have an adverse effect on our business, results of operations or financial condition. Furthermore, the execution of these post-transaction integration activities will involve considerable risks and may not come to pass as we envision. The inability to integrate the operations, technology and personnel of an acquired business with ours, or any significant delay in achieving integration, could have a material adverse effect on results of operations and financial condition and, as a result, on the market price of our common stock.

Furthermore, if we were to issue equity securities as all or part of the purchase price for any future acquisitions, the issuance of such equity securities would have a dilutive effect on our existing shareholders.

Risks Related to Our Industry

Demand for our products depends, in part, on the rate of adoption of bandwidth-intensive broadband applications, such as peer-to-peer, and latency-sensitive applications, such as voice-over Internet protocol, or VoIP, Internet video and online video gaming applications.

Our products are used by broadband service providers and enterprises to provide awareness, control and protection of Internet traffic by examining and identifying packets of data as they pass an inspection point in the network, particularly bandwidth-intensive applications that cause congestion in broadband networks and impact the quality of experience of users. In addition to the general increase in applications delivered over broadband networks that require large amounts of bandwidth, such as peer-to-peer applications, demand for our products is driven particularly by the growth in applications which are highly sensitive to network delays and therefore require efficient network management. These applications include VoIP, Internet video and online video gaming applications. If the rapid growth in adoption of VoIP and in the popularity of Internet video and online video gaming applications does not continue, the demand for our products may not grow as anticipated, which could have a material adverse effect on our results of operations and financial condition.

If the bandwidth management solutions market fails to grow, our business will be adversely affected.

We believe that the market for bandwidth management solutions is in an early stage of development. We cannot accurately predict the future size of the market, the products needed to address the market, the optimal distribution strategy, or the competitive environment that will develop. In order for us to execute our strategy, our potential customers must recognize the value of more sophisticated bandwidth management solutions, decide to invest in the management of their networks and the performance of important business software applications and, in particular, adopt our bandwidth management solutions. The growth of the bandwidth management solutions market also depends upon a number of factors, including the availability of inexpensive bandwidth, especially in international markets, and the growth of wide area networks. The failure of the market to rapidly grow would adversely affect our sales and sales prospects, which could have a material adverse effect on our results of operations and financial condition and cause a decline in the price of our common stock.

The market for our products in the network provider market is still emerging and our growth may be harmed if carriers do not adopt DPI solutions.

The market for DPI technology is still emerging and the majority of our customers to date have been small and midsize broadband service providers and universities. We believe that the Tier 1 carriers, as well as cable and mobile operators, present a significant market opportunity and are an important element of our long term strategy, but they are still in the early stages of adopting and evaluating the benefits and applications of DPI technology. Carriers may decide that full visibility into their networks or highly granular control over content based applications is not critical to their business. They may also determine that certain applications, such as VoIP or Internet video, can be adequately prioritized in their networks by using router and switch infrastructure products without the use of DPI technology. They may also, in some instances, face regulatory constraints that could change the characteristics of the markets. Carriers may also seek an embedded DPI solution in capital equipment devices such as routers rather than the stand-alone solution offered by us. Furthermore, widespread adoption of our products by carriers will require that they migrate to a new business model based on offering subscriber and application-based tiered services. If carriers decide not to adopt DPI technology, our market opportunity would be reduced and our growth rate may be harmed, which could have a material adverse effect on our results of operations and financial condition.

The network equipment market is subject to rapid technological progress and to compete we must continually introduce new products or upgrades that achieve broad market acceptance.

The network equipment market is characterized by rapid technological progress, frequent new product introductions, changes in customer requirements and evolving industry standards. If we do not regularly introduce new products or upgrades in this dynamic environment, our product lines will become obsolete. Developments in routers and routing software could also significantly reduce demand for our products. Alternative technologies could achieve widespread market acceptance and displace the technology on which we have based our product architecture. We cannot assure you that our technological approach will achieve broad market acceptance or that other technology or devices will not supplant our products and technology.

Our products must comply with evolving industry standards and complex government regulations or else our products may not be widely accepted, which may prevent us from growing our net revenue or achieving profitability.

The market for network equipment products is characterized by the need to support new standards as they emerge, evolve and achieve acceptance. We will not be competitive unless we continually introduce new products and product enhancements that meet these emerging standards. We may not be able to effectively address the compatibility and interoperability issues that arise as a result of technological changes and evolving industry standards. Our products must be compliant with various United States federal government requirements and regulations and standards defined by agencies such as the Federal Communications Commission, or the FCC, in addition to standards established by governmental authorities in various foreign countries and recommendations of the International Telecommunication Union. If we do not comply with existing or evolving industry standards or if we fail to obtain timely domestic or foreign regulatory approvals or certificates, we will not be able to sell our products where these standards or regulations apply, which may prevent us from sustaining our net revenue or achieving profitability.

Recently proposed regulatory actions may result in reduced capital spending by broadband service providers, which could adversely impact our opportunities for continued revenue growth.

The FCC has been considering different proposals for prohibiting or limiting broadband service providers from providing data prioritization services to their customers. These proposals are referred to generally as relating to “net neutrality”. The FCC originally considered proposals that would require broadband service providers to treat all Internet content equally in all circumstances and to prohibit them from providing any data prioritization services. The FCC currently is considering the “Third Way” proposal that would include adopting a rule prohibiting any practice under which Internet access service is provided on unreasonably discriminatory terms and which could result in broad authority to regulate broadband service. It is very uncertain what rules, if any, may be adopted by the FCC regarding net neutrality. In the event that the FCC asserts broad regulatory authority, it is likely that there may be legislative and/or legal challenges to the FCC’s regulatory authority, and while the issue remains unresolved, broadband service providers may lessen their capital investments in their networks. In such a circumstance, we may have fewer opportunities to sell our products to both current and prospective customers, and our opportunity for continued revenue growth could be adversely impacted. If our revenue growth slows or our revenues decrease, our results of operations and our financial condition also may be adversely impacted.

Risks Related to this Offering and Ownership of Our Common Stock

Our common stock price is likely to continue to be highly volatile, and your investment in our common stock could decline in value.

The market price of our common stock is likely to continue to be highly volatile. The market for small cap technology companies, including us, has been particularly volatile in recent years. If the market price of our common stock declines, the purchase value of the common stock you purchase in this offering will decline. Because our stock is thinly traded, you may not be able to resell your shares of our common stock following periods of volatility. We cannot assure you that our stock will trade at the same levels of other stocks in our industry or that in general, stocks in our industry will sustain their current market prices.

Factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our quarterly operating results;
•	announcements of technology innovations by our competitors;
•	changes in financial estimates by securities analysts;
•	conditions or trends in the network control and management industry;
•	changes in the market valuations of other such industry related companies;
•	the acceptance by institutional investors of our stock;
•	rumors, announcements or press articles regarding our operations, management, organization, financial condition or financial statements;
•	the gain or loss of a significant customer; or
•

the stock market in general, and the market prices of stocks of technology companies, in particular, have experienced extreme price volatility that has adversely affected, and may continue to adversely affect, the market price of our common stock for reasons unrelated to our business or operating results.

Holders of our common stock may be diluted in the future.

We are authorized to issue up to 32,500,000 shares of common stock and 15,000,000 shares of preferred stock. Our Board of Directors has the authority, without seeking stockholder approval, to issue additional shares of common stock and/or preferred stock in the future for such consideration as our Board of Directors may consider sufficient. In February 2011, we implemented a reverse stock split of our common stock which had the effect of proportionately increasing the number of authorized but unissued shares available for future issuance. At February 29, 2012, there were 14,695,942 shares of our common stock outstanding, outstanding warrants to purchase 29,861 shares of our common stock and outstanding stock options to purchase 1,136,232 shares of our common stock. At February 29, 2012, we had an authorized reserve of 248,595 shares of common stock which we may grant as stock options or other equity awards pursuant to our existing equity incentive plan.

The issuance of additional common stock and/or preferred stock in the future would reduce the proportionate ownership and voting power of our common stock held by existing stockholders and also could cause the trading price of our common stock to decline.

Nevada law and our articles of incorporation and bylaws contain provisions that may discourage, delay or prevent a change in our management team that our stockholders may consider favorable or otherwise have the potential to impact our stockholders’ ability to control our company.

Nevada law and our articles of incorporation and bylaws contain provisions that may have the effect of preserving our current management or may impact our stockholders’ ability to control our company, such as:

•	authorizing the issuance of “blank check” preferred stock without any need for action by stockholders;
•	eliminating the ability of stockholders to call special meetings of stockholders;
•	restricting the ability of stockholders to take action by written consent; and
•	establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

These provisions could allow our Board of Directors to affect your rights as a stockholder since our Board of Directors can make it more difficult for common stockholders to replace members of the Board of Directors. Because our Board of Directors is responsible for appointing the members of our management team, these provisions could in turn affect any attempt to replace our current management team. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire us and may impact the rights of common stockholders. All of the foregoing could adversely impact the price of our common stock and your rights as a stockholder.

We do not pay and do not expect to pay cash dividends on our common stock.

We have not paid any cash dividends. We do not anticipate paying cash dividends on our common stock in the foreseeable future and we cannot assure investors that funds will be legally available to pay dividends, or that, even if the funds are legally available, dividends will be declared and paid.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

Our management will have broad discretion to use the net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply the net proceeds of this offering in ways that increase the value of your investment. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures, which may in the future include investments in, or acquisitions of, complementary businesses, services or technologies. We have not allocated these net proceeds for any specific purposes. You will not have the opportunity to influence our decisions on how to use the net proceeds from this offering.

You will experience immediate dilution in the book value per share of the common stock you purchase.

The price per share of our common stock being offered is substantially higher than the book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will suffer immediate and substantial dilution in the net tangible book value of the common stock you purchase in this offering. See the section entitled “Dilution” below for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of 3,500,000 shares of our common stock will be approximately $77.6 million based on an assumed offering price of $23.81 and after deducting underwriting discounts and estimated offering expenses payable by us. If the over-allotment option is exercised in full, we estimate that the net proceeds to us will be approximately $89.3 million after deducting underwriting discounts and estimated offering expenses payable by us.

We currently intend to use the net proceeds from the sale of our shares of common stock offered by this prospectus supplement for working capital and general corporate purposes, including:

•	procuring inventory for sale to our customers;
•	increasing our research and development activities, including hiring additional software engineers; and
•	increasing our sales and marketing activities, including hiring additional sales and marketing employees.

We may also use a portion of the net proceeds to pay down debt, or to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus supplement. Pending these uses, we intend to invest the net proceeds in demand deposits, money market accounts or in investment-grade, interest-bearing securities.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and stockholders’ equity as of December 31, 2011:

•	on an actual basis; and
•

as adjusted to give effect to the receipt of estimated net proceeds from this offering at an assumed offering price of $23.81 per share, after deducting estimated underwriting discounts and estimated offering expenses payable by us, and the application of the net proceeds therefrom as described under “Use of Proceeds.”

The following table should be read in conjunction with our consolidated financial statements and related notes, which are incorporated by reference into this prospectus supplement.

	As of December 31, 2011
	Actual	As Adjusted
	(Dollars in thousands)
Cash and cash equivalents	$23,900	$101,495

Total debt	$0	$0

Stockholders’ equity:
Common stock, $0.001 par value; 32,500,000 shares authorized; 14,627,867 shares (actual) and 18,127,867 shares (as adjusted) issued and outstanding as of December 31, 2011	15	18
Additional paid-in capital	105,205	182,797
Accumulated other comprehensive loss	(390)	(390)
Accumulated deficit	(58,263)	(58,263)

Total stockholders’ equity	$46,567	$124,162

The information above is based on 14,627,867 shares of our common stock outstanding as of December 31, 2011 and does not include:

•	1,197,561 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2011, with a weighted average exercise price of $10.35 per share;
•	85,262 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2011, with a weighted average exercise price of $7.75 per share; and
•	an aggregate of 228,574 shares of common stock available for future award under our equity incentive plan.

PRICE RANGE OF COMMON STOCK

Our common stock has traded on the NASDAQ Global Market under the symbol “PKT” since December 29, 2011. Prior to December 29, 2011, our common stock traded on the NYSE Amex Equities, formerly known as the American Stock Exchange, under the symbol “PKT”. The following table sets forth, for the periods indicated, the high and low intraday prices per share of our common stock as reported by the NYSE Amex Equities with respect to the period from January 1, 2010 through December 28, 2011 and by NASDAQ for the period from December 29, 2011 through April 9, 2012. These prices reflect the 1-for-10 reverse stock split effected on February 4, 2011.

	Price Range
	High	Low
Fiscal 2010:
First Quarter	$6.50	$3.90
Second Quarter	7.60	2.70
Third Quarter	6.50	4.00
Fourth Quarter	6.90	4.40
Fiscal 2011:
First Quarter	$10.45	$5.30
Second Quarter	13.00	8.87
Third Quarter	12.50	7.12
Fourth Quarter	18.20	8.18
Fiscal 2012:
First Quarter	$23.46	$14.18
Second Quarter (April 1, 2012 – April 9, 2012)	24.20	21.90

DIVIDEND POLICY

We have not declared or paid any cash dividends on our common stock or other securities and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon our financial condition, results of operations, capital requirements and such other factors as our Board of Directors deems relevant. The payment of any dividends will also be subject to the requirements of the Nevada Revised Statutes and certain restrictions contained in our Amended and Restated Loan and Security Agreement with Silicon Valley Bank, dated February 3, 2012. For as long as such agreement remains in effect, we would need the written consent of Silicon Valley Bank before paying any dividends.

DILUTION

If you purchase our common stock in this offering, your interest will be diluted to the extent of the difference between the offering price per share and the net tangible book value per share of our common stock after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

Our net tangible book value (unaudited) at December 31, 2011 was approximately $45.6 million, or $3.12 per share, based on 14,627,867 shares of our common stock outstanding as of December 31, 2011. After giving effect to an assumed sale of 3,500,000 shares of common stock by us at an assumed offering price of $23.81 per share (based on the closing price of our common stock on April 9, 2012), less the estimated offering expenses payable by us and estimated underwriters’ discounts, our as adjusted net tangible book value (unaudited) at December 31, 2011 would have been approximately $123.2 million, or $6.80 per share. This would represent an immediate increase in the net tangible book value of $3.68 per share to existing stockholders and an immediate dilution of $17.01 per share to investors in this offering. The following table illustrates this per share dilution:

As assumed offering price per share		$23.81

Historical net tangible book value per share as of December 31, 2011	$3.12
Increase in historical net tangible book value per share attributable to investors in this offering	$3.68

As adjusted net tangible book value per share after giving effect to this offering		$6.80

Dilution per share to investors in this offering		$17.01

Each $1.00 decrease (increase) in the assumed public offering price of $23.81 per share would decrease (increase) our as adjusted net tangible book value by $3.3 million, or $0.18 per share, after deducting estimated offering expenses payable by us and estimated underwriting discounts, and still assuming a sale by us of 3,500,000 shares. The dilution per share to investors purchasing our common stock in this offering will equal their purchase price per share less the as adjusted net tangible book value per share after this offering.

We may also increase or decrease the number of shares we are offering from the assumed number of shares set forth above. An increase of 500,000 shares in the number of shares offered by us from the assumed number of shares set forth above would increase our as adjusted net tangible book value after this offering by approximately $11.2 million, or $0.60 per share, assuming that the assumed public offering price remains the same, and after deducting estimated offering expenses payable by us and estimated underwriting discounts. Similarly, a decrease of 500,000 shares in the number of shares offered by us from the assumed number of shares set forth above would decrease our as adjusted net tangible book value after this offering by approximately $11.2 million, or $0.63 per share, assuming that the assumed public offering price remains the same, and after deducting estimated offering expenses payable by us and estimated underwriting discounts. The dilution per share to investors purchasing our common stock in this offering will equal their purchase price per share less the as adjusted net tangible book value per share after this offering.

The actual dilution per share to investors purchasing our common stock in this offering will depend on the net proceeds we receive from the offering and the purchase price per share paid by investors in this offering, neither of which is currently determinable. The adjusted net tangible book value information discussed above is illustrative only and will be adjusted based on the actual size, public offering price and other terms of this offering.

The information above is based on 14,627,867 shares of our common stock outstanding as of December 31, 2011 and does not include:

•	1,197,561 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2011, with a weighted average exercise price of $10.35 per share;
•	85,262 shares of common stock issuable upon the exercise of warrants outstanding as of December 31, 2011, with a weighted average exercise price of $7.75 per share; and
•	an aggregate of 228,574 shares of common stock available for future award under our equity incentive plan.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, each of the underwriters named below has severally agreed to purchase from us the aggregate number of shares of common stock set forth opposite their respective names below:

Underwriters	Number of Shares
Stifel, Nicolaus & Company, Incorporated
William Blair & Company, L.L.C.
Pacific Crest Securities LLC
Raymond James & Associates, Inc.
Sterne, Agee & Leach, Inc.

Total

The underwriting agreement provides that the obligations of the several underwriters are subject to various conditions, including approval of legal matters by counsel. The nature of the underwriters’ obligations commits them to purchase and pay for all of the shares of common stock listed above if any are purchased.

The underwriting agreement provides that we will indemnify the underwriters against liabilities specified in the underwriting agreement under the Securities Act, or will contribute to payments that the underwriters may be required to make relating to these liabilities.

Stifel, Nicolaus & Company, Incorporated expects to deliver the shares of common stock to purchasers on or about                     , 2012.

Over-Allotment Option

We have granted a 30-day over-allotment option to the underwriters to purchase up to a total of 525,000 additional shares of our common stock from us at the public offering price, less the underwriting discount payable by us, as set forth on the cover page of this prospectus supplement. If the underwriters exercise this option in whole or in part, then each of the underwriters will be separately committed, subject to the conditions described in the underwriting agreement, to purchase the additional shares of our common stock in proportion to their respective commitments set forth in the table above.

Commissions and Discounts

The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus supplement, and at this price less a concession not in excess of $             per share of common stock to other dealers. After this offering, the offering price, concessions and other selling terms may be changed by the underwriters. Our common stock is offered subject to receipt and acceptance by the underwriters and to the other conditions, including the right to reject orders in whole or in part.

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us:

Total
	Per Share	With Over-Allotment	Without Over-Allotment
Public offering price	$	$	$
Underwriting discount and commissions
Proceeds, before expenses, to us

We estimate expenses payable by us in connection with the offering of common stock, other than the underwriting discount and commissions referred to above, will be approximately $740,000. In addition, we will reimburse certain legal fees incurred by the underwriters in connection with this offering.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum aggregate discounts, commissions, agency fees or other items constituting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the aggregate offering price of the securities offered pursuant to this prospectus supplement.

Indemnification of Underwriters

We will indemnify the underwriters against some civil liabilities, including liabilities under the Securities Act and liabilities arising from breaches of our representations and warranties contained in the underwriting agreement. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

No Sales of Similar Securities

We have agreed that for a period of 90 days after the date of this prospectus supplement, we will not, without the prior written consent of Stifel, Nicolaus & Company, Incorporated, offer, sell or otherwise dispose of any shares of common stock, except for (i) the issuance of shares of common stock under our equity incentive plan existing on the date of the underwriting agreement, (ii) the issuance of shares of common stock upon the conversion, exercise or exchange of convertible, exercisable or exchangeable securities of ours outstanding as of the date of the underwriting agreement, or (iii) in connection with a strategic partnership, joint venture, merger, collaboration, or other similar contractual arrangement, or in connection with the acquisition or license by us of any business, products or technologies.

The underwriters will also require all of our directors and officers to agree not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of Stifel, Nicolaus & Company, Incorporated for a period of 90 days after the date of this prospectus supplement.

The restrictions described in the immediately preceding paragraph do not apply to:

•

transfers of shares of common stock or any security convertible into or exercisable or exchangeable for common stock as a bona fide gift, by will or intestacy, to a family member or to a trust or partnership for the benefit of the locked-up individual or a family member, provided that any such recipient agrees to be bound by the terms of the restrictions described above;

•	transactions pursuant to any trading plan established pursuant to Rule 10b5-1 of the Exchange Act that has been entered into by the individual prior to the date of the agreement; or
•

the entry into any trading plan established pursuant to Rule 10b5-1 of the Exchange Act, provided that no sales or other dispositions may occur under such plan until the expiration of the restricted period.

The 90-day restricted period in all of the agreements is subject to extension if (i) during the last 17 days of the restricted period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the restricted period, we announce that we will release earnings results during the 15-day period following the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless Stifel, Nicolaus & Company, Incorporated waives the extension in writing.

NASDAQ Global Market Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “PKT.”

Short Sales, Stabilizing Transactions and Penalty Bids

In order to facilitate this offering, persons participating in this offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common stock during and after this offering. Specifically, the underwriters may engage in the following activities in accordance with the rules of the SEC.

Short sales. Short sales involve the sales by the underwriters of a greater number of shares than they are required to purchase in the offering. Covered short sales are short sales made in an amount not greater than the underwriters’ over-allotment option to purchase additional shares from us in this offering. The underwriters may close out any covered short position by either exercising their over-allotment option to purchase shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Naked short sales are any short sales in excess of such over-allotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering.

Stabilizing transactions. The underwriters may make bids for or purchases of the shares for the purpose of pegging, fixing, or maintaining the price of the shares, so long as stabilizing bids do not exceed a specified maximum.

Penalty bids. If the underwriters purchase shares in the open market in a stabilizing transaction or syndicate covering transaction, they may reclaim a selling concession from the underwriters and selling group members who sold those shares as part of this offering. Stabilization and syndicate covering transactions may cause the price of the shares to be higher than it would be in the absence of these transactions. The imposition of a penalty bid might also have an effect on the price of the shares if it discourages presales of the shares.

The transactions above may occur on the Nadsaq Global Market or otherwise. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the shares. If these transactions are commenced, they may be discontinued without notice at any time.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriters have represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) they have not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that they may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

•	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

•

to any legal entity that has two or more of (i) an average of at least 250 employees during the last financial year; (ii) a total balance sheet of more than €43,000,000; and (iii) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters; or
•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive;

provided that no such offer of shares of common stock shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospective Directive.

Each purchaser of shares of common stock described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

Notice to Prospective Investors in the United Kingdom

This prospectus and any other material in relation to the shares described herein is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospective Directive (“qualified investors”) that also (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, (ii) who fall within Article 49(2)(a) to (d) of the Order or (iii) to whom it may otherwise lawfully be communicated (all such persons together being referred to as “relevant persons”). The shares are only available to, and any invitation, offer or agreement to purchase or otherwise acquire such shares will be engaged in only with, relevant persons. This offering memorandum and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this prospectus or any of its contents.

The distribution of this prospectus in the United Kingdom to anyone not falling within the above categories is not permitted and may contravene FSMA. No person falling outside those categories should treat this prospectus as constituting a promotion to him, or act on it for any purposes whatever. Recipients of this prospectus are advised that we, the underwriters and any other person that communicates this prospectus are not, as a result solely of communicating this prospectus, acting for or advising them and are not responsible for providing recipients of this prospectus with the protections which would be given to those who are clients of any aforementioned entities that is subject to the Financial Services Authority Rules.

Notice to Prospective Investors in France

The prospectus (including any amendment, supplement or replacement thereto) has not been approved either by the Autorité des marchés financiers or by the competent authority of another State that is a contracting party to the Agreement on the European Economic Area and notified to the Autorité des marchés financiers; no security has been offered or sold and will be offered or sold, directly or indirectly, to the public in France within the meaning of Article L. 411-1 of the French Code Monétaire et Financier except to permitted investors, or Permitted Investors, consisting of persons licensed to provide the investment service of portfolio management for the account of third parties, qualified investors (investisseurs qualifiés) acting for their own account and/or a limited circle of investors (cercle restreint d’investisseurs) acting for their own account, with “qualified investors” and “limited circle of investors” having the meaning ascribed to them in Articles L. 411-2, D. 411-1, D. 411-2, D. 411-4, D. 744-1, D. 754-1 and D. 764-1 of the French Code Monétaire et Financier; none of this prospectus or any other materials related to the offer or information contained therein relating to our securities has been released, issued or distributed to the public in France except to Permitted Investors; and the direct or indirect resale to the public in France of any securities acquired by any Permitted Investors may be made only as provided by Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the French Code Monétaire et Financier and applicable regulations thereunder.

Notice to the Residents of Germany

This document has not been prepared in accordance with the requirements for a securities or sales prospectus under the German Securities Prospectus Act (Wertpapierprospektgesetz), the German Sales Prospectus Act (Verkaufsprospektgesetz), or the German Investment Act (Investmentgesetz). Neither the German Federal Financial Services Supervisory Authority (Bundesanstalt fur Finanzdienstleistungsaufsicht—BaFin) nor any other German authority has been notified of the intention to distribute the securities in Germany. Consequently, the securities may not be distributed in Germany by way of public offering, public advertisement or in any similar manner AND THIS DOCUMENT AND ANY OTHER DOCUMENT RELATING TO THE OFFERING, AS WELL AS INFORMATION OR STATEMENTS CONTAINED THEREIN, MAY NOT BE SUPPLIED TO THE PUBLIC IN GERMANY OR USED IN CONNECTION WITH ANY OFFER FOR SUBSCRIPTION OF THE SECURITIES TO THE PUBLIC IN GERMANY OR ANY OTHER MEANS OF PUBLIC MARKETING. The securities are being offered and sold in Germany only to qualified investors which are referred to in Section 3, paragraph 2 no. 1, in connection with Section 2, no. 6, of the German Securities Prospectus Act. This document is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Notice to Prospective Investors in Switzerland

This document does not constitute a prospectus within the meaning of Art. 652a of the Swiss Code of Obligations. The shares of common stock may not be sold directly or indirectly in or into Switzerland except in a manner which will not result in a public offering within the meaning of the Swiss Code of Obligations. Neither this document nor any other offering materials relating to the shares of common stock may be distributed, published or otherwise made available in Switzerland except in a manner which will not constitute a public offer of the shares of common stock in Switzerland.

LEGAL MATTERS

Our Nevada counsel, McDonald Carano Wilson LLP, Reno, Nevada, has passed upon certain legal matters regarding the shares offered by this prospectus supplement. Certain legal matters will be passed upon for the underwriters by Paul Hastings LLP, Palo Alto, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PMB Helin Donovan LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s Internet website found at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our Internet website found at www.proceranetworks.com. Information contained on or available through our website does not constitute part of this prospectus supplement or the accompanying prospectus. Our stock is listed on the NASDAQ Global Market under the symbol “PKT.”

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (other than, unless otherwise specifically indicated, current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•

our Annual Report on Form 10-K for the year ended December 31, 2011 and filed with the SEC on March 15, 2012 (File No. 001-33691), as amended by Amendment No. 1 to Form 10-K, filed with the SEC on April 6, 2012;

•	our Current Reports on Form 8-K (File No. 001-33691) filed with the SEC on February 8, 2012, April 2, 2012, and April 4, 2012 (Form 8-K/A); and
•

the description of our common stock set forth in the Registration Statement on Form 8-A filed with the SEC on December 20, 2011 (File No. 001-33691), including any amendments or reports filed for the purpose of updating such description.

We will provide to each person, including any beneficial owner, to whom a copy of this prospectus supplement and the accompanying prospectus is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement and the accompanying prospectus. We will provide this information upon written or oral request at no cost to the requester. You may request this information by contacting our corporate headquarters at the following address: Procera Networks, Inc., Attn: Secretary, 4121 Clipper Court, Fremont, California 94538, (510) 230-2777.

PROSPECTUS

$100,000,000

Common Stock

From time to time, we may offer and sell shares of our common stock with an aggregate offering price of up to $100,000,000 at prices and on terms described in one or more supplements to this prospectus, to be determined at or prior to the time of sale. We will specify in an accompanying prospectus supplement the terms of any offering. We may also authorize one or more free writing prospectuses to be provided to you in connection with a specific offering.

You should read this prospectus, the applicable prospectus supplement and any related free writing prospectus carefully before you invest.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and in any free writing prospectuses we have authorized for use in connection with a specific offering, and under similar headings in the documents that are incorporated by reference into this prospectus.

This prospectus may not be used to consummate a sale of any common stock unless accompanied by a prospectus supplement.

The shares of our common stock may be sold directly by us to investors, through agents designated from time to time or to or through underwriters or dealers. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution” in this prospectus. If any agents or underwriters are involved in the sale of any common stock with respect to which this prospectus is being delivered, the names of such agents or underwriters and any applicable fees, commissions, discounts and over-allotment options will be set forth in a prospectus supplement. The price to the public of such shares of common stock and the net proceeds we expect to receive from such sale will also be set forth in a prospectus supplement.

Our common stock is currently listed on the NASDAQ Global Market under the symbol “PKT.” On April 5, 2012, the last reported sales price for our common stock was $23.31 per share.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 9, 2012.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC. You should rely only on the information we have provided or incorporated by reference in this prospectus, the applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, the applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, the applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the shares of common stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, the applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus is part of a registration statement that we filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may sell shares of our common stock with an aggregate offering price of up to $100,000,000 in one or more offerings. Each time we sell any of our common stock under this prospectus, we will provide a prospectus supplement that will contain more specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use the prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any applicable prospectus supplements, any related free writing prospectus and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. Please carefully read both this prospectus and any prospectus supplement and any related free writing prospectus together with the additional information described below under “Important Information Incorporated by Reference.”

We may sell shares of our common stock through underwriters or dealers, through agents, directly to purchasers or through a combination of these methods. We and our agents reserve the sole right to accept or reject in whole or in part any proposed purchase of common stock. The prospectus supplement, which we will prepare and file with the SEC each time we offer shares of common stock, will set forth the names of any underwriters, agents or others involved in the sale of common stock, and any applicable fees, commissions, discounts and over-allotment options. See “Plan of Distribution.”

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF ANY COMMON STOCK UNLESS IT IS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus or incorporated by reference in this prospectus, and does not contain all of the information that you need to consider in making your investment decision. You should carefully read the entire prospectus, the applicable prospectus supplement and any related free writing prospectus, including the risks of investing in our common stock discussed under the heading “Risk Factors” contained in the applicable prospectus supplement and any related free writing prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part. Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “Procera,” “the company,” “we,” “us,” “our” or similar references mean Procera Networks, Inc. together with its consolidated subsidiaries.

Procera Networks, Inc.

We are a leading provider of Intelligent Policy Enforcement, or IPE, solutions that enable mobile and broadband network operators and entities managing private networks, including higher education institutions, businesses and government entities (collectively referred to as network operators), to gain enhanced visibility into, and control of, their networks. Our solutions provide granular network intelligence intended to enable network operators to improve the quality and longevity of their networks, better monetize their network infrastructure investments, control security hazards and create, commercialize and deploy new applications and services for their users. We believe that the intelligence we provide about users and their usage enables qualified business decisions. Our network operator customers include mobile service providers, broadband service providers, cable multiple system operators, Internet Service Providers, educational institutions, enterprises and government agencies.

Our products are marketed under the PacketLogic brand name. We have a broad spectrum of products delivering IPE at the access, edge and core layers of the network. Our products are designed to offer maximum flexibility to our customers and enable differentiated services and revenue-enhancing applications, all while delivering a high quality of service for subscribers.

Our products include software applications running on high performance hardware platforms. The high performance hardware platforms are designed to handle broadband network throughput ranging from 4 megabits per second to 320 gigabits per second per device and 10 million subscribers.

We were incorporated in 2002, and in October 2003, we merged with Zowcom, Inc., a publicly-traded Nevada corporation. Our principal executive offices are located at 4121 Clipper Court, Fremont, CA 94538. Further information can be found on our website: www.proceranetworks.com. Information found on our website is not incorporated by reference into this prospectus. Our telephone number is (510) 230-2777.

OFFERINGS OF COMMON STOCK

We may offer shares of our common stock with an aggregate offering price of up to $100,000,000 from time to time under this prospectus, together with the applicable prospectus supplement and any related free writing prospectus, at prices and on terms to be determined by market conditions at the time of any offering. Each time we offer common stock under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the offering.

A prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add, update or change any of the information contained in this prospectus or in the documents we have incorporated by reference into this prospectus.

We may sell shares of our common stock through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of our common stock, including, to the extent applicable:

•	the name or names of any underwriters or agents;

•	applicable fees, discounts and commissions to be paid to them;

•	details regarding over-allotment options, if any; and

•	the price to the public of the shares of our common stock and the net proceeds we will receive from the sale.

THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE A SALE OF ANY COMMON STOCK UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. The prospectus supplement applicable to a particular offering of common stock will contain or incorporate by reference a discussion of the risks applicable to an investment in Procera and to the shares of common stock that we are offering under that prospectus supplement. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, or any updates in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in or incorporated by reference into this prospectus and any applicable prospectus supplement, before deciding whether to purchase any of the common stock being offered. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our shares of common stock could decline due to any of these risks, and you may lose all or part of your investment.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include those that express plans, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. Any forward-looking statements are based on our current expectations and projections about future events and are subject to risks and uncertainties known and unknown that could cause actual results and developments to differ materially from those expressed or implied in such statements.

In some cases, you can identify forward-looking statements by terminology, such as “expects,” “anticipates,” “intends,” “estimates,” “plans,” “believes,” “seeks,” “may,” “should,” “could” or the negative of such terms or other similar expressions. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Any forward-looking statements are qualified in their entirety by reference to the risk factors described in any accompanying prospectus supplement or in any document incorporated by reference into this prospectus.

You should read this prospectus, any accompanying prospectus supplement, any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits to the registration statement, of which this prospectus is part, completely and with the understanding that our actual future results may be materially different from what we concurrently expect. You should assume that the information appearing in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference is accurate as of its date only. Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any accompanying prospectus supplement, any related free writing prospectus and any document incorporated herein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS

Except as described in any prospectus supplement, we currently intend to use the net proceeds from the sale of our shares of common stock covered by this prospectus for general corporate purposes and working capital, including:

•	procuring inventory for sale to our customers;

•	increasing our research and development activities, including hiring additional software engineers; and

•	increasing our sales and marketing activities, including hiring additional sales and marketing employees.

We may also use a portion of the net proceeds to pay down debt, or to invest in or acquire businesses or technologies that we believe are complementary to our own, although we have no current plans, commitments or agreements with respect to any acquisitions as of the date of this prospectus. Pending these uses, we intend to invest the net proceeds in demand deposits, money market accounts or in investment-grade, interest-bearing securities.

PLAN OF DISTRIBUTION

We may sell shares of our common stock through underwriters or dealers, through agents, or directly to one or more purchasers. A prospectus supplement or supplements will describe the terms of the offering of our common stock, including, to the extent applicable:

•	the name or names of any underwriters or agents;

•	the price to the public of the shares of our common stock and the net proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional shares of our common stock from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the shares of our common stock may be listed.

Only underwriters named in the prospectus supplement are underwriters of the securities offered by the prospectus supplement.

If underwriters are used in the sale, they will acquire the shares of our common stock for their own account and may resell the shares of our common stock from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase shares of our common stock will be subject to the conditions set forth in the applicable underwriting agreement. We may offer shares of our common stock to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. Subject to certain conditions, the underwriters will be obligated to purchase all of the shares of our common stock offered by the prospectus supplement. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell shares of our common stock directly or through agents we designate from time to time. We will name any agent involved in the offering and sale of shares of our common stock and we will describe any commissions we will pay the agent in the prospectus supplement. Unless the prospectus supplement states otherwise, our agent will act on a best-efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by certain types of institutional investors to purchase shares of our common stock from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. We will describe the conditions to these contracts and the commissions we must pay for solicitation of these contracts in the prospectus supplement.

We may provide agents and underwriters with indemnification against civil liabilities related to this offering, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to these liabilities. Agents and underwriters may engage in transactions with, or perform services for, us in the ordinary course of business.

Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any applicable prospectus supplement.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 32,500,000 shares of common stock, $0.001 par value per share, and 15,000,000 shares of preferred stock, $0.001 par value per share. As of March 9, 2012, there were 14,732,765 shares of our common stock outstanding and no shares of preferred stock outstanding.

The following summary description of our capital stock is based on the provisions of our articles of incorporation and bylaws and the applicable provisions of the Nevada Revised Statutes, or Nevada law. This information is qualified entirely by reference to the applicable provisions of our articles of incorporation, bylaws and the Nevada law. For information on how to obtain copies of our articles of incorporation and bylaws, which are exhibits to the registration statement of which this prospectus is a part, see “Where You Can Find More Information.”

Common Stock

The holders of our common stock are entitled to equal dividends and distributions per share with respect to the common stock when and if declared by the Board of Directors from funds legally available therefore. No holder of any shares of our common stock has a pre-emptive right to subscribe for any of our securities, nor are any shares of common stock subject to redemption or convertible into other of our securities. Upon liquidation, dissolution or winding up of our company and after payment of creditors and any preferred stockholders the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable.

Pursuant to our articles of incorporation, each share of common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote. Holders of the common stock do not have cumulative voting rights under our articles of incorporation. Consequently, the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors if they choose to do so, and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Preferred Stock

We may issue shares of preferred stock in one or more classes or series within a class as may be determined by our Board of Directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof, and may increase or decrease the number of shares of any such class or series without any further vote or action by the stockholders. Any preferred stock so issued by the Board of Directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of the company, or both. In addition, any such shares of preferred stock may have class or series voting rights. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the unissued preferred stock might tend to discourage or render more difficult a merger or other change in control of us.

No shares of preferred stock are currently outstanding. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

Warrants

As of March 9, 2012, we had outstanding warrants to acquire up to 29,861 shares of common stock with a weighted average exercise price of $14.72 per share. Each warrant is exercisable at any time after the date of issuance of the warrant, at exercise prices ranging from $4.00 to $20.00.

Registration Rights Agreements

In connection with private placements of shares of our common stock and warrants exercisable for shares of our common stock, which we completed in July 2007, we entered into registration rights agreements with the purchasers of the securities sold in these placements.

Under these registration rights agreements, we agreed to use commercially reasonable efforts to file registration statements with the SEC, within 90 days of the closing of each offering, to register for resale the shares issued in the private placements, or issuable on exercise of the warrants issued in the private placements, and to use best efforts to cause the registration statements to become effective. In October 2007, we filed a registration statement registering for resale a total of 2,162,545 shares of common stock, comprising all shares of our common stock issued or issuable in connection with these placements and not otherwise saleable under Rule 144 of the Securities Act, together with shares issued or issuable to certain service providers. This registration statement was declared effective by the SEC in January 2008.

We believe we have complied with our outstanding registration rights obligations. None of the registration rights agreements require that we maintain the effectiveness of a registration statement for longer than one year of time or provide for the payment of liquidated damages if we fail to comply with our registration obligations.

Anti-Takeover Provisions of our Charter Provisions and Nevada Law

We are a Nevada corporation, and as such, we are subject to the provisions of the Nevada law. Anti-takeover provisions of that law and our charter documents could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to stockholders.

Sections 78.378 through 78.3793 of the Nevada Revised Statutes provide for state regulation over control share acquisitions that may delay, or make more difficult, acquisitions or changes in our control, unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not so provide. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company under certain circumstances by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things.

Sections 78.411 through 78.444 of the Nevada Revised Statutes prohibit a Nevada corporation with 200 stockholders or more of record, that has not opted out from engaging in a “combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the “combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 10% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board of Directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Furthermore, our articles of incorporation and bylaws include provisions that:

•	allow our Board of Directors to issue, without further action by our stockholders, shares of undesignated preferred stock;

•	permit a change in the authorized number of directors only by resolution of the Board of Directors; and

•	deny the right of our stockholders to take action by written consent.

Our articles of incorporation also contain provisions which may require the affirmative vote of at least two-thirds of the outstanding shares of common stock in order to approve a merger or acquisition of us by a related person. A related person is a stockholder owning 20% or more of our stock at the time of merger or acquisition.

All of the foregoing could adversely affect prevailing market prices for our common stock.

Listing

Our common stock is listed on the NASDAQ Global Market under the symbol “PKT.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare Trust Company, N.A. Its address is 250 Royall Street, Canton, Massachusetts 02021 and its phone number is 800-568-3476.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, the validity of the common stock offered by this prospectus, and any supplement thereto, will be passed upon for us by McDonald Carano Wilson LLP, Reno, Nevada.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PMB Helin Donovan LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the common stock we are offering under this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the shares of common stock we are offering under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. You may read and copy the registration statement, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Procera Networks, Inc. The SEC’s Internet site can be found at http://www.sec.gov.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and persons controlling us pursuant to the provisions described in Item 15 of the registration statement of which this prospectus is a part or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our directors, officers, or controlling persons in the successful defense of any action, suit, or proceeding) is asserted by our directors, officers, or controlling persons in connection with the common stock being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

IMPORTANT INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 15, 2012 (File No. 001-33691) (the “Annual Report”) and Amendment No. 1 to the Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011 filed with the SEC on April 6, 2012 (File No. 001-33691);

•	our Current Reports on Form 8-K and Form 8-K/A, as applicable (File No. 001-33691), filed with the SEC on February 8, 2012, April 2, 2012 and April 4, 2012; and

•

the description of our common stock set forth in the Registration Statement on Form 8-A filed with the SEC on December 20, 2011 (File No. 001-33691), including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the common stock made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Procera Networks, Inc.

4121 Clipper Court.

Fremont, California 94538

(510) 230-2777

Attn: Corporate Secretary

3,500,000 Shares

Common Stock

PROSPECTUS SUPPLEMENT

                    , 2012

Stifel Nicolaus Weisel

Sole Book-Running Manager

William Blair & Company

Co-Lead Manager

Pacific Crest Securities	Raymond James	Sterne Agee

Neither we nor any of the underwriters have authorized anyone to provide information different from that contained in this prospectus supplement or the accompanying prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information in this prospectus supplement and the accompanying prospectus, including the information incorporated by reference into this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. Neither the delivery of this prospectus nor the sale of our common stock means that information contained in this prospectus is correct after the date of this prospectus. This prospectus is not an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstances under which the offer or solicitation is unlawful.